COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES CASH TENDER OFFERS FOR UP TO $400.0 MILLION AGGREGATE PURCHASE PRICE OF ITS OUTSTANDING NOTES

FRANKLIN, Tenn. (October 30, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) announced today that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced tender offers (the “Tender Offers”) to purchase for cash its outstanding (i) 6.875% Senior Notes due 2022 (the “2022 Notes”), (ii) 8.125% Junior-Priority Secured Notes due 2024 (the “Junior-Priority 2024 Notes”), (iii) Junior-Priority Secured Notes due 2023 (the “Junior-Priority 2023 Notes”) and (iv) 6.875% Senior Unsecured Notes due 2028 (the “2028 Notes” and, together with the 2022 Notes, Junior-Priority 2024 Notes and Junior-Priority 2023 Notes, the “Notes”) up to an aggregate principal amount that will not result in a maximum aggregate purchase price (excluding accrued and unpaid interest) that exceeds $400 million (the “Maximum Aggregate Purchase Price”), subject to the order of priority and proration provisions as set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 30, 2020 (the “Offer to Purchase”).

The complete terms and conditions of the Tender Offers and the Consent Solicitation (as defined below) are set forth in the Offer to Purchase that is being sent to holders of the Notes.

Subject to the Maximum Aggregate Purchase Price, the amount of a series of Notes that is purchased in the Tender Offers will be based on the order of priority (the “Acceptance Priority Level”) for such series of Notes as set forth in the table below, with 1 being the highest Acceptance Priority Level and 4 being the lowest Acceptance Priority Level, as further described in the Offer to Purchase. It is possible that the Issuer may not accept all Notes tendered under the Tender Offers. If the acceptance of all tenders in the Tender Offers would result in a maximum aggregate purchase price (excluding accrued and unpaid interest) that exceeds the Maximum Aggregate Purchase Price, tenders, other than with respect to the 2022 Notes validly tendered and not validly withdrawn at or prior to 5:00 p.m., New York City time, on November 13, 2020 (unless extended, the “Early Tender Deadline”), will be subject to proration arrangements as described in the Offer to Purchase.

The following table sets forth certain terms of the Tender Offers:

				Dollars per $1,000 Principal Amount of Notes
CUSIP No.	Title of Security	Aggregate Principal Amount Outstanding(1)	Acceptance Priority Level	Total Offer Consideration(2)	Early Tender Payment(2)	Total Consideration(2)(3)
12543D AV2	6.875% Senior Notes due 2022	$197,441,000	1	$900.00	$50.00	$950.00
12543D BA7 U17127AJ7	8.125% Junior-Priority Secured Notes due 2024	$1,353,663,000	2	$750.00	$50.00	$800.00
12543D AZ3 U17127AH1	Junior-Priority Secured Notes due 2023	$1,770,337,000	3	$800.00	$50.00	$850.00
12543D BE9 U17127AP3	6.875% Senior Unsecured Notes due 2028	$1,474,383,000	4	$500.00	$50.00	$550.00

(1)	Aggregate principal amount outstanding for each series of Notes as of October 30, 2020.
(2)	Excludes accrued but unpaid interest, which will also be paid as provided in the Offer to Purchase.
(3)	Includes the Early Tender Payment.

The consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined in the manner described in the Offer to Purchase. As described in the Offer to Purchase, tendered Notes may be withdrawn at or prior to the Early Tender Deadline, but may not be withdrawn thereafter, except in limited circumstances required by law. The Tender Offers will expire at 11:59 p.m., New York City time, on November 30, 2020, unless extended (such date and time, as the same may be extended, the “Expiration Time”) or earlier terminated by us. In order to receive the applicable Total Consideration, holders of Notes must validly tender and not validly withdraw their Notes at or prior to the Early Tender Deadline, which is 5:00 p.m., New York City time, on November 13, 2020, unless extended. Subject to the terms and conditions of the Tender Offers, (i) the date of purchase for Notes validly tendered at or prior to the Early Tender Deadline and accepted for purchase is currently expected to be November 17, 2020 (the “Early Settlement Date”) and the date of purchase for Notes validly tendered at or prior to the Expiration Time and accepted for purchase (other than Notes purchased on the Early Settlement Date) is currently expected to be December 2, 2020 (the “Final Settlement Date”). All holders of Notes accepted for purchase pursuant to the Tender Offers will also receive the accrued and unpaid interest applicable to such Notes from the last interest payment date to, but not including, the Early Settlement Date or Final Settlement Date, as applicable.

As part of the Tender Offer relating to the 2022 Notes (the “2022 Tender Offer”), the Issuer is also soliciting consents (the “Consent Solicitation”) from the holders of the 2022 Notes for certain proposed amendments as set forth in the Offer to Purchase that would, among other things, eliminate substantially all restrictive covenants, certain events of default and certain other provisions contained in the indenture governing the 2022 Notes (the “Proposed Amendments”). Adoption of the Proposed Amendments with respect to the 2022 Notes requires the consent from at least a majority of the outstanding principal amount of 2022 Notes (the “Requisite Consent”). Each holder tendering 2022 Notes pursuant to the 2022 Tender Offer must also deliver a consent to the Proposed Amendments pursuant to the Consent Solicitation and will be deemed to have delivered their consents by virtue of such tender. Holders of the 2022 Notes may not deliver consents without also tendering their 2022 Notes. If the Proposed Amendments become operative with respect to the 2022 Notes, holders of the 2022 Notes that do not tender their 2022 Notes (or holders of the 2022 Notes whose tenders are not accepted, including because of any proration of the 2022 Notes tendered after the Early Tender Deadline) will be bound by the Proposed Amendments, meaning that the remaining outstanding 2022 Notes will no longer have the benefit of substantially all restrictive covenants and certain events of default contained in the 2022 Notes Indenture. In addition, such holders will not receive either the Tender Offer Consideration or the

Early Tender Payment. The Issuer may, in its sole discretion, complete the 2022 Tender Offer even if valid consents sufficient to effect the Proposed Amendments are not received. If the 2022 Tender Offer is terminated, withdrawn or consummated without the Requisite Consents, the indenture governing the 2022 Notes will remain in effect in its present form.

The Issuer expects to use cash on hand to fund the Tender Offers and the Consent Solicitation, including fees (including the soliciting dealer fee described below) and expenses (including accrued and unpaid interest) payable in connection with the Tender Offers and the Consent Solicitation.

The Tender Offers and the Consent Solicitation are subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase. The Tender Offers are not conditioned upon the tender of any minimum principal amount of Notes (either of any series or in the aggregate), the consummation of any other Tender Offer or, in the case of the 2022 Tender Offer, obtaining the Requisite Consent. The Issuer expressly reserves the right for any reason, subject to applicable law, to extend, abandon, terminate or amend any Tender Offer and the Consent Solicitation.

The Issuer has agreed, upon the consummation of the 2022 Tender Offer, to pay a soliciting dealer fee equal to $2.50 for each $1,000 principal amount of the 2022 Notes that are validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the 2022 Tender Offer to retail brokers that are appropriately designated by their beneficial holder clients to receive this fee (except for the 2022 Notes tendered by a retail broker for its own account) (the “Soliciting Dealer Fee”), provided that such fee will only be paid with respect to tenders by beneficial holders whose aggregate principal amount of the 2022 Notes is $250,000 or less and such fee is not dependent on obtaining the Requisite Consent. The Issuer will pay the Soliciting Dealer Fee on the (i) Early Settlement Date for tenders of the 2022 Notes that are validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the 2022 Tender Offer at or prior to the Early Tender Deadline or (ii) Final Settlement Date for tenders of the 2022 Notes that are validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the 2022 Tender Offer after the Early Tender Deadline and at or prior to the Expiration Time.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as the dealer manager in connection with the Tender Offers and as the solicitation agent in connection with the Consent Solicitation. Questions about the Tender Offers or the Consent Solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the Offer to Purchase and other related documents may be obtained from Global Bondholder Services Corporation, the tender agent and the information agent for the Tender Offers and the Consent Solicitation, at (866) 470-3800 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

This press release shall not constitute an offer to buy or sell, or the solicitation of any offer to buy or sell, any securities. Any offer or solicitation with respect to the Tender Offers will be made only by means of the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

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